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FOR IMMEDIATE RELEASE

CONTACT FOR ADDITIONAL INFORMATION:
Eric Paulson
Chairman and CEO
NetRadio Corporation
(952) 259-6700

Mike Wise
CFO
NetRadio Corporation
952-259-6700

                      NETRADIO ANNOUNCES MANAGEMENT CHANGE

Minneapolis, MN - October 2, 2000 - NetRadio Corporation (Nasdaq: NETR) today announced the resignation of president and chief executive officer, Edward Tomechko. On an interim basis, Eric Paulson, chairman of the board, NetRadio, will assume the responsibility of president and chief executive officer.

Mr. Paulson will continue in his role of chairman of the board and chief executive officer of Navarre Corporation. Navarre Corporation is the largest stockholder of NetRadio Corporation.

ABOUT NETRADIO CORPORATION
NetRadio Corporation is a media company that is the leading online distributor of originally programmed audio entertainment. Through its premier Website, NetRadio.com, the company leverages the attributes of traditional radio, publishing and direct marketing with the connectivity and interactivity of the Internet.

Approximately 2.5 million unique listeners visit several times per month to enjoy NetRadio.com's more than 100 channels of music and information on demand, 24 hours a day, seven days a week.

The site connects with music enthusiasts through 15 interactive music communities ranging from Jazz, Modern Rock and New Age to Vintage Rock, Country and Classical. With NetRadio.com's On-Screen Player, listeners can see the title and artist of every song as it plays. Users can simply click at any time to seamlessly purchase what they're hearing from an inventory of more than 250,000 music titles and 1 million sound samples at Netradio.com's on-line music store. Through its more than 100 channels of music and information, NetRadio.com provides its advertising and marketing partners with the ability to reach focused segments of users defined by specific demographic and lifestyle characteristics. In addition, NetRadio.com allows advertisers to utilize the combined strength of audio messaging with banner advertising, closing the loop between message and action.

NetRadio Corporation is headquartered in Minneapolis, Minnesota. NetRadio.com is a registered trademark of NetRadio Corporation. For more information about NetRadio.com call 952-259-6700 or visit www.netradio.com.

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Forward-looking statements contained in this press release are made under the
Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. Certain of those risks and uncertainties are described from time to time in the Company's reports filed with the Securities and Exchange Commission.